Exhibit 99.1

Contact:	Mike Cockrell
Treasurer & Chief Financial Officer
(601) 649-4030

SANDERSON FARMS, INC. REPORTS

RESULTS FOR SECOND QUARTER OF FISCAL 2018

LAUREL, Miss. (May 24, 2018) — Sanderson Farms, Inc. (NASDAQ: SAFM) today reported results for its second fiscal quarter and six months ended April 30, 2018.

Net sales for the second quarter of fiscal 2018 were $813.5 million compared with $802.0 million for the same period a year ago. For the quarter, net income was $41.9 million, or $1.84 per share, compared with net income of $67.0 million, or $2.95 per share, for the second quarter of fiscal 2017.

Net sales for the first six months of fiscal 2018 were $1,585.4 million compared with $1,490.4 million for the same period of fiscal 2017. Net income for the first half of the year totaled $93.2 million, or $4.08 per share, compared with net income of $91.0 million, or $4.00 per share, for the first six months of last year.

“The results of our second quarter of fiscal 2018 reflect slightly lower feed costs per pound, continued favorable demand for poultry products from retail grocery store customers, higher volume, and a stable export environment,” said Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. “These positive factors were offset by weak food service demand for boneless breast meat and jumbo wings produced at our plants that target food service customers. Because of this weakness, our average sales price per pound decreased during the first half of this fiscal year compared with last year, but improved sequentially during the second fiscal quarter of 2018. Market prices for boneless breast meat improved significantly during March, but then weakened counter seasonally in April as the cold, wet spring weather kept consumers indoors.

“Lower average sales prices were offset during the quarter by more pounds sold, as our new St. Pauls, North Carolina, facility is running at full capacity. Poultry pounds sold increased 3.1 percent during the quarter compared to last year’s second quarter,” added Sanderson.

According to Sanderson, overall market prices for poultry products were lower during the second quarter compared with the same period last year. Market prices for chicken products sold to retail grocery store customers remained relatively strong during the quarter, and continue to reflect good demand. Compared with the second fiscal quarter of 2017, boneless breast meat market prices were approximately 5.3 percent lower, the average market price for bulk leg quarters increased approximately 6.2 percent, and jumbo wing market prices were lower by 23.6 percent. Market prices for chicken breast tenders averaged 4.7 percent lower than a year ago. The Company’s average feed costs per pound of poultry products processed decreased by 3.3 percent when compared with the second quarter of fiscal 2017, while prices paid for corn and soybean meal, the Company’s primary feed ingredients, decreased 1.3 percent and increased 3.6 percent, respectively, compared with the second quarter of fiscal 2017. The Company’s feed costs per pound processed were affected by changes in feed formulation and improved broiler performance.

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Sanderson Farms Reports Results for Second Quarter Fiscal 2018

May 24, 2018

“Looking ahead to the second half of the fiscal year, we expect grain prices to be somewhat higher as we move through the crop growing season,” added Sanderson. “While there are ample supplies of both corn and soybeans worldwide, a slow start to the United States planting season for 2018 corn and soybean crops as a result of the cold, wet spring in the United States grain belt put upward pressure on market prices. Farmers quickly made up that early deficit, and planting progress is now on pace with historical averages. Grain market participants will now turn their attention to trade issues and weather during the growing season.

“With respect to chicken production numbers, while the USDA reports that the United States broiler breeder flock is 4 percent larger than a year ago, the agency also reports that egg production, hatch rates and livability are trending below last year. The current USDA forecast for United States broiler production during calendar 2018 to increase approximately 1.6 percent over calendar 2017 seems reasonable, but even this lowered estimate could prove to be high should these production trends continue. We expect our production during our third and fourth fiscal quarters of 2018 to be up 2.8 percent and down 4.7 percent, respectively, compared to the same quarters of fiscal 2017,” Sanderson concluded.

Sanderson Farms will hold a conference call to discuss this press release today, May 24, 2018, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live internet broadcast of the conference call through the Company’s website at www.sandersonfarms.com. To listen to the live call, please go to the website at least 15 minutes early to register and download and install any necessary audio software. For those who cannot listen to the live broadcast, an internet replay will be available shortly after the call and continue through June 24, 2018. Those without internet access may listen and participate in the call by dialing 800-967-7140, confirmation code 1550612.

Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh, frozen and minimally prepared chicken. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, projections and estimates expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2017, the Company’s subsequent reports on Form 10-Q and the following:

(1) Changes in the market price for the Company’s finished products and feed grains, both of which may fluctuate substantially and exhibit cyclical characteristics typically associated with commodity markets.

(2) Changes in economic and business conditions, monetary and fiscal policies or the amount of growth, stagnation or recession in the global or U.S. economies, any of which may affect the value of inventories, the collectability of accounts receivable or the financial integrity of customers, and the ability of the end user or consumer to afford protein.

(3) Changes in the political or economic climate, trade policies, laws and regulations or the domestic poultry industry of countries to which the Company or other companies in the poultry industry ship product, and other changes that might limit the Company’s or the industry’s access to foreign markets.

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Sanderson Farms Reports Results for Second Quarter Fiscal 2018

May 24, 2018

(4) Changes in laws, regulations, and other activities in government agencies and similar organizations applicable to the Company and the poultry industry and changes in laws, regulations and other activities in government agencies and similar organizations related to food safety.

(5) Various inventory risks due to changes in market conditions, including, but not limited to, the risk that net realizable values of live and processed poultry inventories might be lower than the cost of such inventories, requiring a downward adjustment to record the value of such inventories at the lower of cost or net realizable value as required by generally accepted accounting principles.

(6) Changes in and effects of competition, which is significant in all markets in which the Company competes, and the effectiveness of marketing and advertising programs. The Company competes with regional and national firms, some of which have greater financial and marketing resources than the Company.

(7) Changes in accounting policies and practices adopted voluntarily by the Company or required to be adopted by accounting principles generally accepted in the United States.

(8) Disease outbreaks affecting the production, performance and/or marketability of the Company’s poultry products, or the contamination of its products.

(9) Changes in the availability and cost of labor and growers.

(10) The loss of any of the Company’s major customers.

(11) Inclement weather that could hurt Company flocks or otherwise adversely affect the Company’s operations, or changes in global weather patterns that could affect the supply and price of feed grains.

(12) Failure to respond to changing consumer preferences and negative or competitive media campaigns.

(13) Failure to successfully and efficiently start up and run a new plant or integrate any business the Company might acquire.

(14) Unfavorable results from currently pending litigation and proceedings or litigation and proceedings that could arise in the future.

Readers are cautioned not to place undue reliance on forward-looking statements made by or on behalf of Sanderson Farms. Each such statement speaks only as of the day it was made. The Company undertakes no obligation to update or to revise any forward-looking statements. The factors described above cannot be controlled by the Company. When used in this press release or in the related conference call, the words “believes,” “estimates,” “plans,” “expects,” “should,” “could,” “outlook,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Examples of forward-looking statements include statements of the Company’s belief about future earnings, production levels, capital expenditures, grain prices, global economic conditions, supply and demand factors, growth plans and other industry conditions.

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Sanderson Farms Reports Results for Second Quarter Fiscal 2018

May 24, 2018

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended April 30,		Six Months Ended April 30,
	2018	2017	2018	2017
Net sales	$813,474	$802,038	$1,585,422	$1,490,384
Costs and expenses:
Cost of sales	703,410	655,283	1,405,511	1,261,674
Selling, general and administrative	55,037	43,641	107,612	89,711

	758,447	698,924	1,513,123	1,351,385

Operating income	55,027	103,114	72,299	138,999
Other income (expense):
Interest income	905	301	1,324	496
Interest expense	(506)	(428)	(1,029)	(860)
Other	4	3	6	5

	403	(124)	301	(359)

Income before income taxes	55,430	102,990	72,600	138,640
Income tax expense (benefit)	13,482	35,975	(20,554)	47,600

Net income	$41,948	$67,015	$93,154	$91,040

Basic earnings per share	$1.84	$2.95	$4.08	$4.00

Diluted earnings per share	$1.84	$2.95	$4.08	$4.00

Dividends per share	$0.32	$0.24	$0.64	$0.48

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Sanderson Farms Reports Results for Second Quarter Fiscal 2018

May 24, 2018

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	April 30, 2018	October 31, 2017
	(Unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$327,260	$419,285
Accounts receivable, net	145,600	138,868
Inventories	267,746	252,765
Refundable income taxes	27,130	—
Prepaid expenses and other current assets	37,669	38,620

Total current assets	805,405	849,538

Property, plant and equipment:
Property, plant and equipment	1,784,475	1,657,084
Accumulated depreciation	(828,629)	(780,276)

	955,846	876,808
Other assets	6,164	6,897

Total assets	$1,767,415	$1,733,243

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$104,212	$90,904
Dividends payable	7,307	—
Accrued expenses	62,188	101,168
Accrued income taxes	—	6,649

Total current liabilities	173,707	198,721
Claims payable and other liabilities	9,621	9,762
Deferred income taxes	66,133	91,898
Commitments and contingencies
Stockholders’ equity:
Common stock	22,836	22,803
Paid-in capital	141,517	134,999
Retained earnings	1,353,601	1,275,060

Total stockholders’ equity	1,517,954	1,432,862

Total liabilities and stockholders’ equity	$1,767,415	$1,733,243

(1)The Condensed Consolidated Balance Sheet at October 31, 2017, was derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements.

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